EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Media Relations:	Investor Relations:
Brooke Tyson	Richard A. Sandberg
617-646-1023	CFO, Matritech
617-928-0820 ext. 224

Matritech Reports Second Quarter Financial Results
Bladder Cancer Test Sales Up 79 Percent Over 2002

Newton, Mass. (August 5, 2003) – Matritech, Inc. (NASDAQ: NMPS), a leading developer of proteomics-based diagnostic products for the early detection of cancer, today reported financial results for the quarter ended June 30, 2003.

Revenues for the second quarter of 2003 were $1,137,966, compared with $866,225 for the second quarter of 2002, an increase of 31 percent. Revenue from Matritech’s NMP22® tests for bladder cancer increased 79 percent during the quarter to $563,019, as compared with $314,015 in the second quarter of 2002. This increase was due primarily to sales of our NMP22® BladderChek™ point-of-care test which were further buoyed by favorable foreign currency translations. The Company reported a net loss of $1,866,439, or $0.06 per share, for the quarter ended June 30, 2003, compared with a net loss of $1,972,133, or $0.06 per share, for the same period in 2002.

Revenues for the six months ended June 30, 2003 were $2,053,493, compared with $1,665,621 for the six months ended June 30, 2002, an increase of 23 percent. Revenue recognized from Matritech’s NMP22® tests for bladder cancer increased 61 percent during the first six months of 2003 to $924,787, as compared with $572,781 in the first six months of 2002. As in the second quarter, this increase was due primarily to sales of our NMP22® BladderChek™ point-of-care test and secondarily to favorable foreign currency translations. The Company reported a net loss of $3,821,039, or $0.12 per share, for the six months ended June 30, 2003, compared with a net loss of $4,058,128, or $0.14 per share, for the same period in 2002.

“During the second quarter we continued to concentrate our sales programs on increasing the adoption rate of products in our core business, NMP22 bladder cancer testing,” commented David Corbet, Matritech president. “This NMP22 product line sales growth was the result of both direct sales programs by members of our own sales force as well as support to our distributors. We remain focused on building physician user relationships and repeat order customers both here and in Europe.”

Stephen D. Chubb, chairman and CEO, commented, “In recent months we have been carrying out our cervical cancer screening development plan with Sysmex, and in the

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second quarter Sysmex continued its funding of research and development for our joint program development. Both we and Sysmex are pleased with our progress to date.”

About Matritech

Matritech is a leading developer of proteomics-based diagnostic products for the early detection of cancer. Using its patented proteomics technology, Matritech has identified proteins correlated with breast, bladder, prostate, cervical and colon cancers. Matritech is one of the first companies to successfully employ proteomics to create diagnostic products. The Company holds one of only two FDA tumor marker approvals for the initial detection of cancer. The FDA-approved NMP22 bladder cancer test is currently used by urologists to detect and monitor bladder cancer. In addition, the Company has programs to develop blood-based cancer tests for breast cancer (NMP66TM ) and prostate cancer (NMP48TM ). Matritech’s NMP179 protein is being developed by Sysmex Corporation to automate the review of cervical cancer specimens. NMP technology is licensed exclusively to Matritech from the Massachusetts Institute of Technology.

Scheduled Conference Call

Matritech has scheduled a conference call at 9:00 am Tuesday, August 5, 2003 to discuss the results of operations for the second quarter of 2003. This call is being webcast by CCBN and can be accessed at Matritech’s Web site at www.matritech.com under “Investor Relations”.

Statement Under the Private Securities Litigation Reform Act Any forward-looking statements related to the Company’s expectations regarding its current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward–looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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Matritech’s financial highlights follow...

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Matritech, Inc.
Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$1,137,966	$866,225	$2,053,493	$1,665,621
Cost of sales	524,984	535,475	1,071,715	1,019,375
Research, development and clinical expense	666,206	978,318	1,397,888	1,981,394
Selling, general and administrative expense	1,642,068	1,349,001	3,248,674	2,764,990

Loss from operations	(1,695,292)	(1,996,569)	(3,664,784)	(4,100,138)

Interest income	22,469	27,106	43,948	47,311
Interest expense	193,616	2,670	200,203	5,301

Net Loss	$(1,866,439)	$(1,972,133)	$(3,821,039)	$(4,058,128)

Basic/Diluted Net Loss Per Share	$(0.06)	$(0.06)	$(0.12)	$(0.14)

Basic/diluted weighted average number of common shares outstanding	32,120,388	30,646,796	32,120,186	30,044,330

	June 30,	Dec 31,
	2003	2002

Cash & Cash Equivalents	$5,087,150	$4,172,013
Working Capital	3,673,443	3,663,781
Total Assets	7,938,698	6,818,173
Long-term debt	3,072,381	316,433
Stockholders’ Equity	1,454,498	3,838,985

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